EXHIBIT 3.2
BY-LAWS OF THE GREAT ATLANTIC & PACIFIC
TEA COMPANY, INC.
As Amended and Restated
January 17, 2008

BY LAWS
OF
THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
ARTICLE I.
OFFICES.
          SECTION 1. Principal Office. The principal office of The Great Atlantic & Pacific Tea Company, Inc. (hereinafter called the Corporation) in the State of Maryland shall be 1300 Mercantile Bank & Trust Building, 2 Hopkins Plaza in the City of Baltimore. The name of the resident agent in charge thereof is United States Corporation Company.
          SECTION 2. Other Offices. The Corporation may also have an office or offices in the Borough of Montvale, in the State of New Jersey, and at such other place or places either within or without the State of Maryland as the Board of Directors may from time to time determine, or the business of the Corporation may require.
ARTICLE II.
MEETING OF STOCKHOLDERS.
          SECTION 1. Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly be brought before such meeting shall be held on such date between the thirtieth day of June and the thirty-first day of July in each year as may be fixed by the Board of Directors, at such time and place as may be designated by the Board of Directors in the notice thereof.
          SECTION 2. Special Meetings. A special meeting of the stockholders for any purpose or purposes may be called at any time by the Chief Executive Officer, the Chairman of the Board, or the President and shall be called by the Secretary upon written request of three or more members of the Board of Directors or of the holders of shares entitled to not less than twenty-five per cent of all the votes entitled to be cast at any such meeting. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on thereat. No special meeting need be called upon the request of the holders of shares entitled to cast less than a majority of all votes entitled to be cast at such meeting, to consider any matter which is substantially the same as a matter voted upon at any special meeting of the stockholders held during the preceding twelve months. Each such special meeting shall be held at such time and place as may be designated in the notice thereof.
          SECTION 3. Notice of Meetings. Notice of time and place of each meeting of the stockholders shall be given to each stockholder entitled to vote at such meeting at least fifteen and not more than ninety days before the day on which the meeting is to be held by mailing such notice in a postage prepaid envelope addressed to him at his post office address as it appears on the records of the Corporation. The notice of a meeting of the stockholders shall also state briefly the objects and purposes thereof as required by law. Any stockholder may at any time, in writing or by telegraph or cable, waive any notice required to be given him under Article 23 of the Annotated Code of Maryland, the Certificate of Incorporation, or these By-Laws.
          SECTION 4. Quorum. At each meeting of the stockholders, except as otherwise expressly provided by statute or the Certificate of Incorporation, the holders of record of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote at such meeting, present either in person or by proxy, shall constitute a quorum for the transaction of business. If there be no such quorum present, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of voting stock shall be present. At such adjourned meeting at which the requisite amount of voting stock shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.
          SECTION 5. Organization. At each meeting of the stockholders, the Chairman of the Board shall act as Chairman and preside thereat. In his absence, the following shall act in his stead in the order of precedence stated: The Chief Executive Officer, the President, the Executive Vice Presidents (if any) in order of seniority of service with the Corporation, the Vice Presidents in order of seniority of service with the Corporation, the Treasurer, or the Assistant Treasurer. The Secretary, or in his absence, the Assistant Secretary or in the absence of both, such person as the Chairman may designate, shall act as secretary of such meeting and keep the minutes thereof.
          SECTION 6. Voting. Except as otherwise provided in the Certificate of Incorporation, each stockholder shall at each meeting of the stockholders be entitled to one vote in person or by proxy for each share of stock of the Corporation entitled to be voted thereat held by him and registered in his name on the books of the Corporation, on such date as may be fixed pursuant to Section 4 of Article VI as the record date for the determination of stockholders entitled to notice of and to vote at such meeting. At all meetings of the stockholders all matters to be voted upon, except those the manner of deciding which is otherwise expressly regulated by statute or the Certificate of Incorporation, shall be decided by the vote of a majority in interest of the stockholders present in person or by proxy and entitled to vote on such matters. Except in the case of votes for the election of directors and for other matters expressly so regulated by statute, the vote at any meeting of the stockholders on any question need not be by ballot, unless demanded by a stockholder present in person or by proxy and entitled to vote on such matters.
          SECTION 7. List of Stockholders. It shall be the duty of the Secretary who shall have charge of the stock ledger of the Corporation, either directly or through a transfer agent appointed by the Board of Directors, to prepare and make a complete list of the stockholders entitled to vote at any meeting. Such list shall be kept at the place of election during the meeting.
          SECTION 8. Inspectors of Election. Before, or at each meeting of the stockholders, the Chairman of such meeting shall appoint two Inspectors of Election to act thereat. Each Inspector of Election so appointed shall first subscribe an oath or affirmation faithfully to execute the duties of an Inspector of Election at such meeting with strict impartiality and according to the best of his ability. Such Inspectors of Election shall take charge of the ballots at such meeting and after the balloting thereat on any question shall count the ballots cast thereon and shall make a report in writing to the Secretary of such meeting of the results thereof.
ARTICLE III.
BOARD OF DIRECTORS.
          SECTION 1. General Powers. The property, business and affairs of the Corporation shall be managed by the Board of Directors.
          SECTION 2. Number, Qualification and Term of Office. The number of directors shall be determined by the vote of a majority of the entire Board of Directors, but such number shall not be decreased to less than three. Any decrease in the number of directors shall not affect the tenure in office of any director. Each director shall hold office until the annual meeting of the stockholders next following his election and until his successor shall have been elected and qualified or until his death, resignation or removal.
          SECTION 3. Resignation and Removal of Directors. Any director may resign at any time by giving notice to the Chief Executive Officer, the Chairman of the Board, the President or the Secretary, in writing. Any such resignation shall take effect at the time specified therein, or, if no time is so specified, upon its receipt. The acceptance of such resignation shall not be necessary to make it effective. At any meeting of stockholders, duly called and at which a quorum is present, the stockholders may, by the affirmative vote of the holders of a majority of the votes entitled to be cast thereon, remove any director or directors from office and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of removed directors.
          SECTION 4. Vacancies. Any vacancy on the Board of Directors may be filled by vote of the majority of the remaining directors, except that a vacancy occurring by reason of an increase in the number of directors may be filled by vote of a majority of the entire Board, and each director so chosen shall hold office until the next annual meeting of stockholders and until his successor shall have been elected and qualified or until his death, resignation or removal.
          SECTION 5. Meetings. As soon as practical after each annual meeting of stockholders for the election of directors, the Board of Directors shall meet for the purpose of organizing, for the election of officers, and for the transaction of such other business as may come before the meeting. In addition to such meeting of the Board of Directors, regular meetings of the Board of Directors for the purpose of transacting such business as may properly come before the meeting shall be held at such times as shall be designated by the Board of Directors. All meetings of the Board of Directors shall be held at such places as the Board may designate.
          SECTION 6. Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Chief Executive Officer, the Chairman of the

Board, or the President, or by the Secretary on the written request of three directors. Notice of such meeting shall be given to each director at least one day before the day on which the meeting is to be held, which notice shall designate the time and place of such meeting. Any director may at any time, upon notice to the Secretary, waive any notice required to be given him under Article 23 of the Annotated Code of Maryland, the Certificate of Incorporation, or these By-Laws, and attendance by a director at any meeting constitutes a waiver of the notice required for such meeting.
          SECTION 7. Organization. At each meeting of the Board of Directors, the Chairman and the Secretary shall be those persons who would have acted in such offices, respectively, at a meeting of the stockholders, as provided for in Section 5 of Article II of these By-Laws.
          SECTION 8. Quorum and Manner of Acting. One-half of the whole Board of Directors shall constitute a quorum for the transaction of business at any meeting, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.
          SECTION 9. Compensation. All directors may be allowed a fixed sum for attendance at each meeting of the Board of Directors as may be fixed by resolution of the Board and reimbursement for expenses incurred in connection with the performance of their duties. Directors who are not employees of the Corporation or of any of its subsidiaries may also be paid such annual compensation as may be fixed by resolution of the Board. Members of the Executive Committee or of other committees designated by the Board of Directors may be allowed a fixed sum and expenses incurred for attending meetings of such committees and, if they are not employees of the Corporation or of any of its subsidiaries, may also be paid such annual compensation as may be fixed by resolution of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.
          SECTION 10. Committees of Board of Directors.
          (A) The Executive Committee.
          There shall be an Executive Committee, composed of not less than five nor more than seven directors. During the intervals between the meetings of the Board of Directors, the Executive Committee shall have all the powers of the Board and may exercise such powers when the exercise thereof prior to the next regular meeting of the Board of Directors is deemed by the Executive Committee to be necessary in the management and direction of the business and affairs of the Corporation.
          The Executive Committee shall be elected by a majority of the Board of Directors at the first meeting of the Board following an annual meeting of stockholders. A majority of the members of the Executive Committee shall be composed of directors who are not employees of the Corporation or any of its subsidiaries and alternates for such members, who shall themselves be directors who are not employees of the Corporation or any of its subsidiaries, shall also be elected. In the absence from a meeting of the Executive Committee of any non-employee member or members thereof, available alternates shall serve in the order their respective names shall appear in the resolution electing them, and shall act and vote in the stead of any such absent non-employee member or members.
          The Executive Committee shall keep minutes of its meetings and a copy of such minutes (or a summary thereof) shall be forwarded promptly to each director, and all action by the Executive Committee shall be reported to the Board of Directors at its next meeting.
          (B) Other Committees.
          The Board of Directors may by resolution designate other committees composed of three or more of its members, which resolution shall set forth the powers of such committees. All action by such other committees shall be reported to the Board of Directors at its next meeting.
          (C) General.
          A majority of the members of each committee shall constitute a quorum, but in the absence of a quorum the remaining members present may designate one or more other directors to act at such meetings in the place of absent members, subject to the provisions of Subsection A of this Section 10.
          Each committee may fix its rules of procedure, determine its manner of acting and fix the time and place of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise by a resolution provide.
          The Board of Directors shall have the power to change the membership of any committee (including the Executive Committee) at any time, to fill vacancies therein, to discharge any such committee, and to remove any member thereof, either with or without cause, at any time.
          SECTION 11. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting, if written consent to such action is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or such committee.
          The Board of Directors or any committee designated thereby may participate in a meeting of the Board or such committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time.

ARTICLE IV.
OFFICERS.
          SECTION 1. The officers of the Corporation shall be a Chief Executive Officer, a Chairman of the Board, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer and a Controller. The Board may also elect one or more Vice Chairmen, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as the Board may deem appropriate. Without limiting the generality of the foregoing, if the Board of Directors has designated the Chairman as an Executive Chairman pursuant to Section 6 of this Article IV, then such person shall have, in addition to the duties set forth in these By-Laws, such duties, powers and authority as determined by the Board of Directors. The same person may hold more than one office, except that the same person shall not hold simultaneously the offices of President and Vice President or Chief Executive Officer and Chief Financial Officer.
          SECTION 2. Election and Term of Office. The officers shall be elected annually by the Board of Directors. Each officer shall hold office until the next annual election of officers and until his successor shall have been elected and qualified.
          SECTION 3. Resignations and Removal. Any officer may at any time resign in the same manner as provided for a director in Section 3 of Article III. Any officer may be removed, either with or without cause, at any time, by the vote of a majority of the whole Board of Directors.
          SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal or any other cause may be filled for the unexpired portion of the term at any meeting of the Board of Directors.
          SECTION 5. The Chief Executive Officer. The Chief Executive Officer shall have general and active supervision over the business and affairs of the Corporation, its officers (other than the Chairman of the Board, who shall be subject to the supervision of the Board of Directors), employees and agents, subject to the control of the Board of Directors, and, if a member of the Board of Directors, shall be an ex-officio member of all committees of the Board of Directors, with the exception of any committee having compensation or audit oversight responsibilities.
          SECTION 6. The Chairman of the Board. The Chairman of the Board shall act as Chairman and preside at all meetings of the stockholders and the Board of Directors, and in general shall perform such duties as are incident to the office of Chairman of the Board. The Board of Directors may designate the Chairman as an Executive Chairman of the Board and may assign to such Executive Chairman such duties, powers and authority as determined by the Board of Directors.
          SECTION 7. The President. The President in general shall perform such duties as are incident to the office of President and shall have such additional duties as may from time to time be assigned to him by the Board of Directors, the Chief Executive Officer, or the Chairman of the Board.
          SECTION 8. Chief Financial Officer. The Chief Financial Officer shall have charge of the financial affairs of the Corporation and shall have such duties as may from time to time be assigned to him by the Board of Directors, the Chief Executive Officer, the Chairman of the Board, or the President.
          SECTION 9. Executive Vice Presidents. The Executive Vice Presidents shall have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors, the Chief Executive Officer, the Chairman of the Board, or the President.
          SECTION 10. Senior Vice Presidents. The Senior Vice Presidents shall have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors, the Chief Executive Officer, the Chairman of the Board, or the President.
          SECTION 11. The Vice Presidents. The Vice Presidents shall have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors, the Chief Executive Officer, the Chairman of the Board, or the President.
          SECTION 12. The Secretary. The Secretary shall record or cause to be recorded all the proceedings of the meetings of the stockholders of the Corporation and the Board of Directors in a book or books to be kept for that purpose; shall see that all notices are duly given in accordance with the provisions of these By-Laws or as required by statute or the Certificate of Incorporation; shall have custody of the books and other records (other than the accounting records) and of the seal of the Corporation and shall see that the books, records and other documents required by law (including the stock ledger and the records of the issue, transfer and registration of certificated and uncertificated shares of stock) are properly kept and filed; shall see that the seal of the Corporation is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized and shall attest such seal; and in general shall perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors, the Chief Executive Officer, the Chairman of the Board, or the President.
          SECTION 13. Assistant Secretaries. At the request of the Secretary, or in the case of his absence or inability to act, the Assistant Secretary shall perform the duties of the Secretary and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Secretary.
          SECTION 14. The Treasurer. The Treasurer shall have such duties as may from time to time be assigned to him by the Board of Directors, the Chief Executive Officer, the Chairman of the Board, the President, or the Chief Financial Officer. He shall have the authority to enter into and execute on the Corporation’s behalf all banking arrangements.
          SECTION 15. Assistant Treasurers. At the request of the Treasurer, or in case of his absence or inability to act, the Assistant Treasurer shall perform the duties of the Treasurer and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Treasurer.
          SECTION 16. The Controller. The Controller shall have such powers and perform such duties as may from time to time be assigned to him by the Board of Directors, the Chief Executive Officer, the Chairman of the Board, the President, or the Treasurer.
          SECTION 17. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors or by any committee or officer to which or to whom the Board of Directors shall delegate authority so to do.
ARTICLE V.
NOTES, CHECKS, PROXIES, ETC.
          SECTION 1. Loans. Loans may be contracted on behalf of the Corporation by those officers duly authorized by a resolution of the Board of Directors. Such authorization will pertain not only to the borrowing of funds but also to the execution and delivery by such officers of bonds, debentures, promissory notes, or other evidences of indebtedness of the Corporation relating thereto.
          SECTION 2. Checks, Drafts, etc. All checks, drafts or other orders for the payment of money issued in the name of the Corporation shall be signed by such officer or officers, or by such agent or agents as may be authorized so to do from time to time by the Board of Directors, the Chief Executive Officer, the Chairman of the Board, the President, the Chief Financial Officer, or the Treasurer.
          SECTION 3. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board of Directors, the Chief Executive Officer, the Chairman of the Board, the President, the Chief Financial Officer, or the Treasurer shall direct in such banks, trust companies or other depositories as the Board of Directors or such officers may select or as may be selected by any officer or officers, or agent or agents, to whom power in that respect shall have been delegated by the Board of Directors.
          SECTION 4. Proxies in Respect of Stock or Other Securities of Other Corporations. Unless otherwise provided by resolution adopted by the Board of Directors, the Chief Executive Officer or, in his absence, the President may from time to time appoint on behalf of the Corporation by a proxy in writing an attorney or attorneys, or an agent or agents, to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation to vote or consent in respect of such stock or other securities, and the Chief Executive Officer, or in his absence, the President may instruct the person or persons so appointed as to the manner of exercising such powers and rights.

ARTICLE VI.
CAPITAL STOCK.
          SECTION 1. Certificates of Stock. Shares of the Corporation may be certificated or uncertificated and shall be issued to each stockholder for the fully paid shares owned by him. Owners of shares of the Corporation shall be recorded on the stock transfer books of the Corporation and ownership of such shares shall be evidenced by certificate or book entry notation in the stock transfer records of the Corporation. Any certificates representing shares shall be signed by the Chairman of the Board or President and countersigned by the Chief Financial Officer or the Treasurer and shall be sealed with the corporate seal which may be a facsimile; provided, however, that where such certificate is signed by a transfer agent acting on behalf of the Corporation and a registrar, the signature of any such officer may be by facsimile. In case any officer who has signed any certificate, or whose facsimile signature has been used thereon, ceases to be an officer of the Corporation before the certificate is issued, the certificate may nevertheless be issued by the Corporation with the same effect as if the officer had not ceased to be such officer as of the date of its issue. At the time of issue or transfer of shares without certificates, the Corporation shall provide the stockholder with a written statement of information containing the following information: (A) the name of the Corporation, (B) the name of the stockholder or other person to whom such uncertificated shares are issued, (C) the class of stock and number of shares represented, and (D) either (i) a summary of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions or redemption of the shares of each class which the Corporation is authorized to issue, and the differences in the relative rights and preferences between shares of each series of stock the Corporation is authorized to issue, to the extent such relative rights and preferences have been set and the authority of the Board of Directors to set the relative rights and preferences of subsequent series, or (ii) a statement that the Corporation will furnish a full statement of the required information to any stockholder on request without charge.
          SECTION 2. Transfers of Shares. Each transfer of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, or with a transfer agent appointed as provided in Section 3 of this Article, upon the payment of all taxes thereon and, with respect to certificated shares, the surrender of the certificate or certificates for such shares properly endorsed. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the owner in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof.
          SECTION 3. Regulations; Transfer Agents, etc. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with these By-Laws, concerning the issue, transfer and registration of certificated and uncertificated shares of stock of the Corporation. It may appoint one or more transfer agents and one or more registrars, and may require that all certificated shares of stock of the Corporation bear the signature or signatures of any of them.

          SECTION 4. Record Date. The Board of Directors may fix in advance a date, not exceeding ninety days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date for obtaining any consent of stockholders for any purpose, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.
          SECTION 5. Lost, Destroyed and Mutilated Certificates. The holder of any certificated shares of stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may, by resolution, or regulation adopted pursuant to Section 3 of this Article, after the expiration of such period of time as it may determine to be advisable, cause to be issued to him a new certificate or certificates for shares of stock, upon the surrender of the mutilated certificate or, in case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board of Directors may, by such resolution or regulation, require the owner of the lost, destroyed or mutilated certificate, or his legal representatives, to give the Corporation a bond in such sum and with such surety or sureties as it may direct, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, destruction or mutilation of any such certificate or the issuance of such new certificate.
          SECTION 6. Examination of Books by Stockholders. The Board of Directors shall, subject to any applicable statutes, have the power to determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books and documents of the Corporation or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or documents of the Corporation, except as conferred by any such statute unless and until authorized so to do by resolution of the Board of Directors.
ARTICLE VII.
SEAL.
          The Board of Directors shall provide a corporate seal which shall be in the form of a circle and shall bear the full name of the Corporation and words and figures indicating the year and state in which the Corporation was incorporated and such other words or figures as the Board of Directors may approve and adopt.
ARTICLE VIII.
FISCAL YEAR.
          The fiscal year of the Corporation shall end on the last Saturday in February of each year.

ARTICLE IX.
AMENDMENTS.
          Subject to Article X, Section 5 of the By-Laws, these By-Laws may be altered, amended or repealed and new By-Laws adopted by the stockholders or by the Board of Directors by a majority vote at any meeting called for that purpose, but no amendment adopted by the stockholders shall thereafter be altered or repealed by the Board of Directors.
ARTICLE X.
INDEMNIFICATION.
          SECTION 1. Indemnification of Directors and Officers. In furtherance of Article VIII of the Corporation’s Certificate of Incorporation, the Corporation shall indemnify its directors and officers, whether serving the Corporation or, at its request, any other entity, in any capacity, to the maximum extent required or permitted by Maryland law now or hereafter in force, including the advance of expenses under the procedures and to the maximum extent permitted by law.
          SECTION 2. Indemnification of Other Employees and Agents. The Corporation may indemnify other employees and agents to such extent as shall be authorized by the Board of Directors and be permitted by law.
          SECTION 3. Rights Not Exclusive. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled and shall continue as to a person who has ceased to be an officer, director, agent or employee, and shall inure to the benefit of the heirs, executors and administrators of such person.
          SECTION 4. General. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.
          SECTION 5. Effect of Amendment or Repeal. No amendment or repeal of this Article X of the Corporation’s By-Laws shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.
ARTICLE XI.
TENGELMANN PROVISIONS.
          SECTION 1. Outstanding Percentage Interest at Least Ten Percent. Notwithstanding anything to the contrary in the By-laws, so long as the Outstanding Percentage Interest (such term, and other capitalized terms used but not defined in the By-laws, shall have the meanings set forth in Section 4 of this Article XI) is at least 10%:

          (A) The Board of Directors will be composed of nine directors, and, subject to any additional requirements provided for in the Certificate of Incorporation of the Corporation, the number of such directors may not be increased or decreased without the approval of that number of directors that is at least 66.67% of the total number of directorships (including vacancies); provided, however, that any decrease in the number of directorships that has the effect of reducing the number of Tengelmann Directors or the number of directors that Tengelmann is entitled to nominate hereunder shall require the consent of Tengelmann.
          (B) Subject to Section 1(c) below to the extent such section has been complied with by the Corporation, Tengelmann will have the right to designate for nomination (it being understood that such nomination will include any nomination of any incumbent Tengelmann Director for reelection to the Board of Directors) to the Board of Directors that number of individuals equal to (i) the product of the total number of directorships (including vacancies) at such time and the Outstanding Percentage Interest of Tengelmann at such time (rounded to the nearest whole number), minus (ii) the number of Tengelmann Directors who are not then subject to election and who will be continuing to serve on the Board of Directors following such election (each such directorship, a “Tengelmann Directorship”) and each such designee (each, a “Tengelmann Nominee”) will be included in the slate of nominees recommended by the Corporation for election to the Board of Directors. No individual who does not satisfy the qualification set forth in the preceding sentence shall be eligible for nomination or election to a Tengelmann Directorship.
          (C) Notwithstanding anything to the contrary in this Section 1, no member of the Governance Committee of the Board of Directors and no director shall be under any obligation to nominate and recommend a Tengelmann Nominee or elect a Tengelmann Nominee to fill a vacant Tengelmann Directorship if he or she determines, in good faith and after consideration of specific written advice of outside counsel expert in Maryland corporation law (a copy of which will be provided to Tengelmann), that such nomination or recommendation would reasonably be expected to violate his or her duties under §2-405.1(a) of the Maryland General Corporation Law (the “MGCL”) because (i) such nominee is unfit to serve as a director of an NYSE-listed company or (ii) service by such nominee as a Director would reasonably be expected to violate applicable Law or, due to such nominee’s relationship as a director, employee or stockholder of another company, result in a conflict of interest (it being understood that any such person’s relationship with Tengelmann may not serve as a basis for any such determination), in which case the provisions of Section 1(b) above or Section 1(e) below, as the case may be, will continue to apply but Tengelmann will have a reasonable opportunity (but in any event not less than 30 days) to designate an alternate Tengelmann Nominee.
          (D) No Tengelmann Nominee or Tengelmann Director shall be qualified to be a director unless at all times during his or her term, he or she remains acceptable to Tengelmann.
          (E) Upon the death, resignation, retirement, incapacity, disqualification or removal from office for any other reason of any Tengelmann Director, Tengelmann will have the right to designate the replacement for such Tengelmann Director and only such designee will, subject to Section 1(c) above to the extent such section has been complied with by the Corporation, be qualified to fill such vacancy. Conversely, in the event of the death, resignation, incapacity, disqualification or removal of any director other than a Tengelmann Director (a “Non-Tengelmann Director”), a majority of the Non-Tengelmann Directors will have the exclusive right to designate the replacement for such Director and only such designee will be qualified to fill such vacancy. Following any such designation pursuant to either of the two immediately preceding sentences, no board action (other than to fill such vacancy) may be taken until such vacancy is filled.
          (F) Without limiting the generality of Section 1(b) above, if the number of Tengelmann Directors is less than the number that Tengelmann has the right (and wishes) to designate pursuant to this Section 1, (i) the number of directors shall automatically be increased by a number sufficient to permit Tengelmann to designate the full number of Tengelmann Directors that it is entitled (and wishes) to designate pursuant to this Section 1 or (ii) alternatively, the secretary of the Corporation, at the request of Tengelmann, shall call a special meeting of the stockholders of the Corporation for the purpose of removing directors to create such vacancies as are necessary to permit Tengelmann to designate the full number of Tengelmann Directors that it is entitled (and wishes) to designate pursuant to this Section 1. Upon the creation of any vacancy pursuant to the preceding sentence, Tengelmann shall designate the person to fill such vacancy in accordance with this Section 1, and, subject to Section 1(c) above to the extent such section has been complied with, such designee shall be qualified to fill such vacancy. Following any such designation, no board action (other than to fill such vacancy) may be taken until such vacancy is filled. In the event that the number of directors is increased pursuant to this Section 1(f), the number of directors shall automatically be reduced at the first available opportunity to comply with the number of directors otherwise specified by Section 1(a).
          (G) The rights and obligations of Tengelmann under this Article XI shall apply to any and all Affiliate(s) of Tengelmann which beneficially own Voting Stock as of the date of the Stockholder Agreement and any and all Affiliate(s) of Tengelmann to whom any shares of Voting Stock are transferred in any manner, and any such transfer shall be conditioned on such transferee entering into a written agreement in form and substance acceptable to the Corporation extending the rights and obligations of Tengelmann under such provisions to such transferee(s). All references to Tengelmann in this Article XI shall be deemed to refer to Tengelmann and such Affiliates except as the context otherwise requires.
          (H) Tengelmann Directors shall serve on each committee of the Board of Directors and the number of Tengelmann Directors on a committee of the Board of Directors shall be not less than (x) the number of Tengelmann Nominees which Tengelmann is entitled to designate for nomination as a director at such time divided by (y) the total number of seats on the Board of Directors at such time multiplied by (z) the number of directors serving on such committee (rounded to the nearest whole number). Tengelmann shall have the right to select the Tengelmann Directors who will serve on each committee of the Board of Directors; provided that, so long as there are any Tengelmann Directors serving on the Board of Directors, at least one Tengelmann Director shall serve on each committee of the Board of Directors. No committee shall take any action unless the requirements of the preceding two sentences have been fully satisfied. Notwithstanding the foregoing, a Tengelmann Director shall not serve on any committee if such service would violate any Law concerning the independence of directors.
          (I) Any director will have the right to call a meeting of the Board of Directors.
          SECTION 2. Outstanding Percentage Interest at Least Twenty-Five Percent. Notwithstanding anything to the contrary in the By-laws, for so long as Tengelmann’s Outstanding Percentage Interest is at least 25%:
          (A) the approval of Tengelmann will be required for the Corporation to do any of the following actions (in addition to any other Board of Directors or stockholder approval required by any Law, the Corporation’s Certificate of Incorporation or these By-laws):
               (i) any Business Combination by the Corporation, except for the Merger and any other Business Combination involving consideration with a Fair Market Value not exceeding $50,000,000 to be paid by or to the Corporation or its stockholders as the case may be;
               (ii) the issuance of any Equity Security of the Corporation, the creation of any right to acquire such Equity Security or any amendment to the terms of any such Equity Security, to the extent such issuance, creation or amendment requires stockholder approval; provided, however that this clause (ii) shall not include any issuance (A) of any Roll-over Warrants, (B) pursuant to any employee compensation plan or other benefit plan including stock option, restricted stock or other equity based compensation plans or (C) of any Equity Security issued or issuable under rights existing as of the Closing Date after giving effect to the Merger;
               (iii) any amendment to the Corporation’s Certificate of Incorporation or the By-laws;
               (iv) any amendment to the charter of any committee of the Board of Directors or to any corporate governance guideline relating to any matter addressed by the Stockholder Agreement, dated March 4, 2007, between the Corporation and Tengelmann (the “Stockholder Agreement”) that would reasonably be expected to obviate in any manner any of Tengelmann’s rights thereunder or the exercise thereof;
               (v) the adoption, implementation or amendment of, or redemption under, any takeover defense measures (including a rights plan);
               (vi) any Discriminatory Transaction;
               (vii) any transaction between (A) the Corporation or any of its Subsidiaries, on the one hand, and (B) any Affiliate of the Corporation (other than (1) any director, officer or Subsidiary of the Corporation and (2) Tengelmann or any of its Affiliates), on the other hand;

               (viii) a change of the Corporation’s policies concerning the need for Board of Directors approval intended or reasonable likely to have the effect of obviating any of Tengelmann’s rights under the Stockholder Agreement or the exercise thereof; or
               (ix) the issuance and delivery to Yucaipa of any common stock of the Corporation upon exercise by Yucaipa of the Roll-over Warrants, except to the extent that a cash settlement of any Roll-over Warrants would reasonably be expected to cause a Liquidity Impairment, in which case the Corporation shall be permitted to issue and deliver common stock of the Corporation to Yucaipa upon exercise of such Roll-over Warrants to the extent necessary to avoid a Liquidity Impairment; and
          (B) the approval of a majority of the Tengelmann Directors will be required for the Board of Directors to approve or authorize, and for the Corporation to do, any of the following (in addition to any other Board of Directors or stockholder approval required by any Law, the Corporation’s Certificate of Incorporation or these By-laws):
               (i) any acquisition or disposition (in one transaction or a series of related transactions) of any assets (including any Equity Securities of any Subsidiary of the Corporation), business operations or securities with a Fair Market Value of more than $50,000,000, including a disposition of equity securities of Metro, Inc. owned by the Corporation, but excluding any disposition to, or acquisition from or of, a wholly-owned Subsidiary of the Corporation or any disposition that (A) occurs in connection with creating or granting any Encumbrances to a third party that is not a Subsidiary or Affiliate of the Corporation in connection with a bona fide financing or (B) arises as a matter of Law (other than by reason of a merger or consolidation) or occurs pursuant to a court order;
               (ii) the issuance of any Equity Security of the Corporation, the creation of any right to acquire such Equity Security or any amendment to the terms of any such Equity Security; provided, however that this clause (ii) shall not include any issuance (A) of any Roll-over Warrants, (B) pursuant to any employee compensation plan or other benefit plan including stock option, restricted stock or other equity based compensation plans or (C) of any Equity Security issued or issuable under rights existing as of the Closing Date after giving effect to the Merger;
               (iii) any repurchase of common stock of the Corporation pursuant to a self-tender offer, stock repurchase program, open market transaction or otherwise, other than a repurchase of common stock of the Corporation from employees or former employees pursuant to the terms and conditions of employee stock plans or a purchase of common stock of the Corporation from Tengelmann pursuant to the Stockholder Agreement;
               (iv) any declaration or payment of a dividend on the common stock of the Corporation;
               (v) the adoption or amendment of any strategic plans, priorities or direction for the Corporation and its Subsidiaries and their businesses for a period of at least three years, except for amendments not exceeding $10,000,000 individually or in the aggregate in any 12-month period;

               (vi) the adoption or amendment of the operating plan or budget, capital expenditure budget, financing plan or any financial goal, except for amendments not exceeding $10,000,000 individually or in the aggregate in any 12-month period;
               (vii) the appointment or removal of the chairman of the Board of Directors or the election (but not removal) of the chief executive officer of the Corporation;
               (viii) the Dissolution of the Corporation;
               (ix) any capital expenditure of more than $10,000,000 (excluding any capital expenditure previously approved, or capital expenditure pursuant to a capital expenditure program or budget or plan that was previously approved, by the Board of Directors as part of the approval of the Corporation’s annual operating plan, capital expenditures budget or otherwise); or
               (x) any incurrence, assumption, or issuance of Indebtedness in one or a series of related transactions in an aggregate principal amount of more than $50,000,000 (other than any refinancing of Indebtedness existing on the Closing Date or the incurrence of which was approved by the Board of Directors in accordance with this Section 2, which refinancing is on terms consistent with or more favorable (to the Corporation) than the terms of such Indebtedness and does not increase the principal amount of such Indebtedness).
          SECTION 3. Amendment of Article XI. So long as the percentage of Voting Power in the Corporation (determined on the basis of the number of outstanding shares of Voting Stock of the Corporation (including for such purposes any Voting Stock underlying stock options that is beneficially owned by Christian W.E. Haub as of the date of this Agreement), as set forth in the most recent SEC filing of the Corporation prior to such date that contained such information) that is beneficially owned by Tengelmann and its Affiliates is at least 10%, this Article XI of the By-laws shall not be altered, amended or repealed, or any new By-law inconsistent with such Article adopted, without the prior written approval of Tengelmann. Anything to the contrary herein notwithstanding, in the event that such percentage of Voting Power in the Corporation beneficially owned by Tengelmann and its Affiliates is at any time less than 10%, this Article XI shall expire and thereafter be of no further force or effect. For the avoidance of doubt, this Article XI is intended to codify certain of the rights of Tengelmann in accordance with the Stockholder Agreement. In the event of any inconsistency between the Stockholder Agreement and any provision of the By-laws or corporate governance policies and guidelines of the Corporation, the provisions of the Stockholder Agreement will control, to the extent permitted by applicable law.
          SECTION 4. Definitions. The following terms used in this Article XI but not defined in the By-laws shall have the following definitions. Capitalized terms used in this Section 4 and not defined in this Article XI shall have the meanings assigned to such terms in the By-laws.
          An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          “Business Combination” with respect to any Person means any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), of all or substantially all of the assets of such Person and its Subsidiaries, taken as a whole, to any other Person or (ii) any transaction (including any merger or consolidation) the consummation of which would result in any other Person (or, in the case of a merger or consolidation, the shareholders of such other Person) becoming, directly or indirectly, the beneficial owner of more than 50% of the Voting Stock and/or Equity Securities of such Person (measured in the case of Voting Stock by Voting Power rather than number of shares).
          “Closing” means the closing of the Merger.
          “Closing Date” means the date of the closing of the Merger.
          “Discriminatory Transaction” means any corporate action (other than those taken pursuant to the express terms of the Stockholder Agreement) that would (i) impose material limitations on the legal rights of Tengelmann as a holder of a class of Voting Stock of the Corporation (including any action that would impose material restrictions without lawful exemption on Tengelmann that are based upon the size of security holding, the business in which a security holder is engaged or other considerations applicable to Tengelmann and not to holders of the same class of Voting Stock of the Corporation generally, but excluding any such action which is expressly required by applicable Law without any provision to exclude Tengelmann), which limitations are disproportionately (i.e. other than in a proportionate manner consistent with Tengelmann’s pro rata ownership of such class of Voting Stock) borne by Tengelmann as opposed to other stockholders of the Corporation, or (ii) deny any material benefit to Tengelmann proportionately as a holder of any class of Voting Stock of the Corporation that is made available to other holders of that same class of Voting Stock of the Corporation generally.
          “Dissolution” means with respect to any Person the dissolution of such Person, the adoption of a plan of liquidation of such Person or any action by such Person to commence any suit, case, proceeding or other action (i) under any existing or future Law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to such Person, or seeking to adjudicate such Person bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to such Person or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for such Person, or making a general assignment for the benefit of the creditors of such Person. Any verb forms of this term have corresponding meanings.
          “Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title, adverse claim, title retention agreement of any nature or kind, or other encumbrance, except for any restrictions arising under any applicable securities Laws.
          “Equity Security” means (i) any common stock or other Voting Stock, (ii) any securities convertible into or exchangeable for common stock or other Voting Stock or (iii) any options, rights or warrants (or any similar securities) to acquire common stock or other Voting Stock.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended.
          “Fair Market Value” means (i) with respect to cash or cash equivalents, the amount of such cash or cash equivalents, (ii) with respect to any security listed on a national securities exchange or otherwise traded on any national securities exchange or other trading system, the average of the closing prices of such security as reported on such exchange or trading system for each of the five Trading Days prior to the date of determination, and (iii) with respect to property other than cash or securities of the type described in clauses (i) and (ii), the cash price at which a willing seller would sell and a willing buyer would buy such property in an arm’s length negotiated transaction without time constraints.
          “GAAP” means U.S. generally accepted accounting principles, as in effect at the time such term is relevant.
          “Governmental Entity” means any transnational, federal, state, local or foreign government, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system on which securities issued by the Corporation or any of its Subsidiaries are listed or quoted.
          “Indebtedness” means, with respect to any Person, without duplication: (i) (A) indebtedness for borrowed money, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (D) all letters of credit issued for the account of such Person and (E) obligations of such Person to pay rent or other amounts under any lease of real property or personal property, which obligations are required to be classified as capital leases in accordance with GAAP; (ii) indebtedness for borrowed money of any other Person guaranteed, directly or indirectly, in any manner by such Person; and (iii) indebtedness of the type described in clause (i) above secured by any Encumbrance upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness; provided, however, that Indebtedness shall not be deemed to include (i) any accounts payable or trade payables incurred in the ordinary course of business of such Person, or (ii) any intercompany indebtedness between any Person and any wholly owned Subsidiary of such Person or between any wholly owned Subsidiaries of such Person.
          “Law” means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.
          A “Liquidity Impairment” shall be deemed to occur to the extent that any necessary cash settlement(s) of Roll-over Warrants, or any payment(s) in accordance with Article V of the Stockholder Agreement, would:
          (i) violate, breach or give rise to a default or event of default under or in respect of any contract, credit facility, agreement or other obligation of the Corporation, either existing as of the Closing Date, incurred in connection with the Merger or the financing and other transactions consummated substantially concurrently with the Merger or entered into after the Closing Date (with the approval of a majority of the Tengelmann Directors), or any refinancing thereof (with the approval of a majority of Tengelmann Directors or on terms substantially similar to, and in any event no less favorable to the Corporation than, the terms of the obligation being refinanced), or
          (ii) reasonably be expected, after giving effect to the proposed cash settlement or payment, to cause (A) cash plus cash equivalents plus marketable securities plus cash available for drawdown under any then existing credit agreement or other financing facility of the Corporation or any of its Subsidiaries (without conditions that are not reasonably capable of being satisfied at the applicable time) less (B) cash in stores plus restricted cash plus restricted marketable securities, to equal less than $200,000,000, as of the date of the proposed cash settlement or payment, as applicable, or any date within 180 days thereafter, after taking into account any changes or adjustments to any of the foregoing items scheduled or reasonably anticipated, in good faith, by the Chief Financial Officer of the Corporation to occur during such 180-day period.
For purposes of the foregoing definition, the terms “cash”, “cash equivalents”, “marketable securities”, “restricted cash” and “restricted marketable securities” shall mean the amount set forth opposite the corresponding line item on the Corporation’s most recent audited or unaudited consolidated balance sheet prior to the date of the proposed cash settlement or payment (i.e. as at the end of the most recently concluded 4-week fiscal period) and “cash in stores” shall mean cash held by all of the Corporation’s or any of its Subsidiaries’ stores as of such balance sheet date as determined by the Corporation in accordance with past practices.
          “Merger” means the acquisition of Pathmark, a Delaware corporation, by the Corporation.
          “NYSE” means the New York Stock Exchange.
          “Outstanding Percentage Interest” means, as of any date of determination, the percentage of Voting Power in the Corporation (determined on the basis of the number of outstanding shares of Voting Stock of the Corporation (including for such purposes any Voting Stock underlying stock options that is beneficially owned by Christian W.E. Haub as of the date of the Stockholder Agreement), as set forth in the most recent Securities and Exchange Commission filing of the Corporation prior to such date that contained such information) that is beneficially owned by Tengelmann and its Affiliates as of such date; provided¸ however, that to the extent that any decrease in Tengelmann’s Outstanding Percentage Interest is attributable to issuances of Equity Securities by the Corporation (as opposed to dispositions of Equity Securities of the Corporation by Tengelmann or its Affiliates), such decrease will not be taken into account for purposes of calculating Outstanding Percentage Interest for purposes of this Article XI unless such decrease is attributable to issuance of Equity Securities by the Corporation (x) in connection with a Business Combination by the Corporation or other acquisition by the Corporation, other than the Merger, approved by Tengelmann in accordance with Section 2(a)(i) or Section 2(b)(i) of this Article XI or (y) on or about the Closing Date in connection with the

Merger, as merger consideration, but not in any event by any warrants or options issued in connection with the Merger.
          “Pathmark” means Pathmark Stores, Inc., a Delaware corporation.
          “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization or other entity, foreign or domestic.
          “Roll-over Warrants” means the warrants issued as part of the Merger by the Corporation to Yucaipa in exchange for the Series A Warrants and the Series B Warrants.
          “Series A Warrants” means the Series A warrants to purchase 10,060,000 shares of common stock of Pathmark at an exercise price of $8.50 per share, as such share amount and exercise price may be adjusted from time to time in accordance with the terms of such warrants in effect on the date hereof (or as such terms shall be amended pursuant to agreements entered into on the date hereof in connection with the Merger).
          “Series B Warrants” means the Series B warrants to purchase 15,046,350 shares of common stock of Pathmark at an exercise price of $15.00 per share, as such share amount and exercise price may be adjusted from time to time in accordance with the terms of such warrants in effect on the date hereof (or as such terms shall be amended pursuant to agreements entered into on the date hereof in connection with the Merger).
          A “Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which (a) securities or other ownership interests representing more than 50% of the equity or (b) more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests, as of such date, are owned, controlled or held by the applicable Person or one or more Subsidiaries of such Person.
          “Tengelmann” means Tengelmann Warenhandels-Gesellschaft KG, a limited partnership organized under the laws of Germany.
          “Tengelmann Director” means a Director designated for nomination by Tengelmann and actually elected (including to fill a vacancy) pursuant to the provisions of Section 1.
          “Trading Day” means (i) for so long as the common stock of the Corporation is listed or admitted for trading on the NYSE or another national securities exchange, a day on which the NYSE or such other national securities exchange is open for business or (ii) if the common stock of the Corporation ceases to be so listed, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by Law or executive order to close.

          “Voting Power” means the power to vote or to control, directly or indirectly, by proxy or otherwise, the vote of any Voting Stock at the time such determination is made; provided that a Person will not be deemed to have Voting Power as a result of an agreement, arrangement or understanding to vote such Voting Stock if such agreement, arrangement or understanding (i) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (ii) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report). For purposes of determining the percentage of Voting Power of any class or series (or classes or series) beneficially owned by Tengelmann or any other Person, any Voting Stock not outstanding which is issuable pursuant to conversion, exchange or other rights, warrants, options or similar securities (other than any Voting Stock underlying stock options that is beneficially owned by Christian W. E. Haub as of the date of this Agreement) will not be deemed to be outstanding for the purpose of computing the Voting Power of Tengelmann or any other Person.
          “Voting Stock” of any Person means securities beneficially owned by such Person then having the right to vote generally in any election of directors of the Corporation.
          “Yucaipa” means Yucaipa Corporate Initiatives Fund I, L.P., Yucaipa American Alliance Fund I, L.P. and Yucaipa American Alliance (Parallel) Fund I, L.P.